UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	August 28, 2013

Vishay Precision Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34679	27-0986328
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

3 Great Valley Parkway, Suite 150
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

(484) 321-5300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 8.01 of this report is incorporated herein by reference.

Item 8.01 Other Events.

Effective August 28, 2013, a holder of the Company’s floating rate exchangeable unsecured notes due 2102 exercised its option to exchange approximately $5.86 million principal amount of the notes for 259,687 shares of Vishay Precision Group, Inc. (VPG) common stock.

Following this transaction, VPG had outstanding exchangeable unsecured notes with a principal amount of approximately $4.1 million, which are exchangeable for an aggregate of 181,537 shares of VPG common stock; 12,709,042 shares of common stock; and 1,025,176 shares of Class B common stock.

This transaction has no effect on the calculation of the weighted average shares outstanding used for computing diluted earnings per share, because the Company’s earnings per share computation assumes that the exchangeable unsecured notes would be converted. See the Company's Form 10-Q filed August 7, 2013 for additional discussion of factors impacting the diluted earnings per share computation. The issuance of the common stock was effected in reliance upon an exemption from registration provided by Section 3(a)(9) under the Securities Act of 1933, as amended.

The exchangeable unsecured notes were issued in 2010 in connection with the Company’s spin-off from Vishay Intertechnology, Inc., and are subject to a put and call agreement dated July 21, 2010. Holders may at any time put the notes to VPG in exchange for shares of common stock; and VPG may call the notes in exchange for cash or for shares of its common stock at any time after January 2, 2018. The put/call rate of the notes is $22.57 per share of common stock. The notes bear interest at LIBOR, payable quarterly.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vishay Precision Group, Inc.

Date: September 6, 2013	By: /s/ William M. Clancy
Name:	William M. Clancy
Title:	Executive Vice President and Chief
Financial Officer